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                                                                    EXHIBIT 11.1

MEDICODE, INC

  Calculation of net income (loss) per share

  Historical
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
                                     YEAR ENDED                NINE MONTHS ENDED
                                    DECEMBER 31,                 SEPTEMBER 30,
                          ---------------------------------- ----------------------
                             1994        1995        1996       1996        1997
                          ----------  ----------- ---------- ----------  ----------
Net income (loss).......  $ (112,000) $    48,000 $1,629,000 $ (128,000) $  750,000
                          ==========  =========== ========== ==========  ==========
Weighted average shares
 of common stock
 outstanding............     649,000      677,000  1,225,000  1,198,000   1,333,000
Dilutive common stock
 equivalents and
 convertible securities:
  Stock options and
   warrants.............          --    2,243,000  2,239,000         --   2,167,000
  Preferred stock.......          --    4,016,000  4,016,000         --   4,016,000
Shares related to Staff
 Accounting Bulletin
 topic 4D:
  Stock options.........     393,000      393,000    393,000    393,000     393,000
                          ----------  ----------- ---------- ----------  ----------
Shares used in computing
 net income (loss) per
 share..................   1,042,000   7,329,0000  7,873,000  1,591,000   7,909,000
                          ==========  =========== ========== ==========  ==========
Net income (loss) per
 share..................  $    (0.11) $      0.01 $     0.21 $    (0.08) $     0.09
                          ==========  =========== ========== ==========  ==========
  Pro Forma
Calculation of shares
 outstanding for
 computing pro forma net
 income (loss) per
 share:
Shares used in computing
 net income (loss) per
 share..................   1,042,000    7,329,000  7,873,000  1,591,000   7,909,000
Adjusted to reflect the
 effect of the assumed
 conversion of preferred
 stock..................   4,016,000           --         --  4,016,000          --
                          ----------  ----------- ---------- ----------  ----------
Shares used in computing
 pro forma net income
 (loss) per share.......   5,058,000    7,329,000  7,873,000  5,607,000   7,909,000
                          ==========  =========== ========== ==========  ==========
Pro forma net income
 (loss) per share.......  $    (0.02) $      0.01 $     0.21 $    (0.02) $     0.09
                          ==========  =========== ========== ==========  ==========
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